For:	Alamo Group Inc.

Contact:	Edward Rizzuti
Executive Vice President
Corporate Development &
Investor Relations
830-372-9600

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. COMPLETES ACQUISITION OF PETERSEN INDUSTRIES

SEGUIN, Texas, January 26, 2026 -- Alamo Group Inc. (NYSE: ALG), a leading global manufacturer of high-quality industrial and vegetation management equipment, today announced that it has completed the acquisition of Petersen Industries, a manufacturer of specialized truck-mounted grapple loader equipment, serving both municipal and industrial customers. The signing of the acquisition purchase agreement was previously announced on December 10, 2025.

“We are thrilled to welcome the men and women of Petersen Industries to our team,” said Robert Hureau, Alamo Group’s President and Chief Executive Officer. “We are confident that together we will further strengthen Petersen’s market-leading position with a continued focus on customers and product innovation, and with an emphasis on further developing Petersen’s sales coverage by leveraging Alamo’s excellent channel network. I am very optimistic about the momentum our combined strengths, talents and resources will generate in the future, as we continue our focus on long-term value creation for all of our stakeholders.”

About Alamo Group
Alamo Group is a leading global manufacturer of high-quality industrial and vegetation management equipment essential for public and private infrastructure maintenance and responsible land management practices. Our products include vacuum trucks, hydro-excavator machines, street sweepers, truck-mounted grapple machines, snow and ice removal equipment, tractor-mounted mowing attachments, recycling and tree care equipment, and other industrial and vegetation maintenance equipment, and related after-market parts and services. The Company operates 27 plants in North America, Europe, Australia, and Brazil as of September 30, 2025.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, unanticipated acquisition results, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.